UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2008

ADEPT TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

California	0-27122	94-2900635
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

3011 Triad Drive Livermore, CA	94551
(Address of principal executive offices)	(Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 245-3400

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On November 19, 2008, Adept Technology, Inc. (“Adept”) entered into an Outsourcing Services Agreement with an effective date of December 15, 2008 and a related Professional Services Agreement dated November 11, 2008 with OneNeck IT Services Corporation. Pursuant to the agreements, OneNeck will provide Adept with information technology (“IT”) consulting and outsourcing and facility management services, including management and support of the Adept IT infrastructure. These services will be provided for a fixed fee of less than $35,000 per month plus additional hourly fees for professional consulting services as needed.

Standard warranties apply to the outsourcing services, subject to a maximum of the monthly fees paid, for outages and downtime as each is defined in the outsourcing services agreement.  Further, each party indemnifies the other for intellectual property infringement and material misrepresentations, material violation of laws and for injury or death caused by the indemnifying party, and are subject to reciprocal confidentiality obligations and liability for damages for violations of the agreements. Direct damages are capped at 18 months fees paid or payable and consequential damages are excluded, other than for security and confidentiality violations and indemnification obligations.

The outsourcing services arrangement has a three year term, with automatic 12 month renewals and transitional assistance in the event of termination. Either party can terminate six months prior to renewal date, and Adept also has the right to terminate for convenience, however, a termination fee of 50% of remaining fees due must be paid by Adept if it terminates the outsourcing services before the end of the 30th month of the initial term of the arrangement. Each party also has the right to terminate for cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADEPT TECHNOLOGY, INC.
Date: November 24, 2008	By: /s/ Lisa M. Cummins Lisa M. Cummins Vice President of Finance and Chief Financial Officer